AMENDMENT NO. 4

TO THE SUBADVISORY AGREEMENT

This Amendment No. 4 (the “Amendment”), made and entered into as of August 17, 2016, is made a part of the Subadvisory Agreement between Columbia Management Investment Advisers, LLC, a Minnesota limited liability company (“Investment Manager”), and Threadneedle International Limited, a company organized under the laws of England and Wales (“TINTL”), dated March 5, 2014 (the “Agreement”).

WHEREAS, Investment Manager desires to retain TINTL to provide investment advisory services to an additional mutual fund, particularly, Active Portfolios® Multi-Manager Directional Alternatives Fund, and TINTL is willing to render such investment advisory services;

WHEREAS, Investment Manager and TINTL desire to amend the Agreement, including Schedule A thereto, to add, effective on October 12, 2016, Active Portfolios® Multi-Manager Directional Alternatives Fund as a “Fund” covered by the Agreement; and

WHEREAS, Investment Manager and TINTL desire to further amend the Agreement, in particular Schedule A thereto, to remove, effective on November 24, 2015, Columbia Intermediary Alternatives Fund; effective on January 29, 2016, Columbia Global Inflation-Linked Bond Plus Fund; and effective on August 25, 2016, Columbia Global Unconstrained Bond Fund, as “Funds” covered by the Agreement.

NOW, THEREFORE, the parties, intending to be legally bound, agree that Schedule A to the Agreement shall be, and hereby is, deleted and replaced with the Schedule A attached hereto.

[REMAINDER OF THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the day and year first above written.

Columbia Management Investment Advisers, LLC		Threadneedle International Limited

By:	/s/ Jeffrey L. Knight	By:	/s/ Mark Burgess
	Signature		Signature

Name:	Jeffrey L. Knight	Name:	Mark Burgess
	Printed		Printed

Title:	Managing Director, Global Head of Investment Solutions and Head of Global Asset Allocation	Title:	Director

AMENDMENT NO. 4

TO THE AGREEMENT

SCHEDULE A. Compensation to TINTL pursuant to Paragraph 4 of the Agreement shall be calculated at the rates noted in the table below based on the average daily net assets (or portion of Fund assets, as the case may be) managed by TINTL of each of the following Funds when managed by TINTL as Subadviser as of the start date of services:

[REDACTED DATA]

* TINTL shall not be responsible for providing any services to a Fund under the Agreement (other than certain reporting to the Board, as mutually agreed upon) until the Start Date for a Fund has been determined by both parties.

** The Fund invests substantially all of its assets in affiliated underlying funds, for which Columbia Management is not paid advisory fees and, therefore, the TINTL subadvisory rate is 0%.